PURCHASE AGREEMENT

This purchase agreement (the "Agreement") dated on November 10, 2016

BETWEEN:

(the “Seller”) of the first part:

Henan Gelgoog Co., Ltd. (RM202, No.298. Chishigang Village, Longdong, Longgang, Shenzhen, Guangdong, China (Mainland) )

AND

(the “Buyer”) of the second part:

Starkot Corp.  (2-57 A, HANUMAN, IRUKUPAKEM, MUPALLA MANDAL, GUNTUR, INDIA 522403)

IN CONSIDERATION OF THE COVENANTS and agreements contained in this Purchase Agreement the parties to this Agreement agree as follows:

Purchase of Goods

The Buyer will purchase from the Seller the following goods (the “Goods”): FUWEI Single head computer embroidery machine, 2600A Multi-Function Sewing Machine, GELGOOG Pillow Fiber Filling Machine, beanbag filler, polyester filler, fabrics.

Purchase Price

1.             The Seller will sell, transfer and deliver the Goods to the Buyer. The Buyer will pay to the Seller the sum in USD currency, which will be specified in the invoice to each order of the Goods by the Buyer, paid by wire transfer as required in clause 3 of this Agreement.

2.            The Buyer has the right to pay owned amount to the Seller in parts.

3.            The Buyer will make payment by wire transfer for the Goods at the time when the Goods are received by the Buyer or, in the alternative, when any document of title or registrable Bill of Sale of the Goods, bearing any necessary endorsement, is tendered to the Buyer.

Delivery of Goods

The Goods will be deemed received by the Buyer when delivered to the Buyer at 10TH LN, OLD PICHIKALA GUNTA, ARUNDELPET, GUNTUR, ANDHRA PRADESH, INDIA 522002. The method of shipment will be door-to-door shipment, from the warehouse of the Seller to the place of delivery of the Buyer, specified as DDP (Delivered duty paid) in accordance to Incoterms (International Commercial Terms 2010, CC. Retrieved March 14, 2014). The Seller will be responsible for all shipping services until the goods will be deemed received by the Buyer.

Risk of Loss

4.            Risk of loss will be on the Seller until the goods will be deemed received by the Buyer.

Warranties

5.            The Seller assumes and can authorize other person to assume on the behalf of the Seller liability in connection with the sale of the Goods.

6.            The Buyer has been given the opportunity to inspect the Goods or to have it inspected. Further, the Seller warranties acceptable conditions of the Goods.

Title

7.            Title to the Goods will remain with the Seller until delivery and actual receipt of the Goods by the Buyer or, in the alternative, the Seller delivers a document of title or registrable Bill of Sale of the Goods, bearing any necessary endorsement, to the Buyer.

Security Interest

8.            The Seller retains a security interest in the Goods until paid in full.

greement Starkot Corp.

Inspection

9.            The Buyer will make inspection at the time and place of delivery.

Claims

10.           The Buyer's failure to give notice of any claim within 10 days from the date of delivery will constitute an unqualified acceptance of the Goods and a waiver by the Buyer of all claims with respect to the Goods.

Excuse of Delay or Failure to Perform

11.            The Seller will be liable in any way for any delay, non-delivery or default in shipment due to labor disputes, transportation shortage, delays in receipt of material, priorities, fires, accidents and other causes beyond the control of the Seller or its suppliers. If the Seller, in its sole judgment, will be prevented directly or indirectly, on account of any cause beyond its control, from delivering the Goods at the time specified or within one month after the date of this Agreement, then the Seller will have the right to terminate this Agreement by notice in writing to the Buyer, which notice will be accompanied by full refund of all sums paid by the Buyer pursuant to this Agreement.

Cancellation

12.           The Seller reserves the right to cancel this Agreement:

          I.            If the Buyer fails to pay for any shipment when due;

         II.            In the event of the Buyer's insolvency or bankruptcy; or

        III.            If the Seller deems that its prospect of payment is impaired.

Notices

13.           Any notice to be given or document to be delivered to either the Seller or Buyer pursuant to this Agreement will be sufficient if delivered personally or sent by prepaid registered mail to the address specified below.

SELLER:

RM202, No.298. Chishigang Village, Longdong, Longgang, Shenzhen, Guangdong, China (Mainland)

BUYER:

2-57 A, HANUMAN, IRUKUPAKEM, MUPALLA MANDAL, GUNTUR, INDIA 522403

General Provisions

14.           Headings are inserted for the convenience only and arc not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

15.           All representations and warranties of the Seller contained in this Agreement will survive the closing of this Agreement.

16.           The Buyer may not assign its right or delegate its performance under this Agreement without the prior written consent of the Seller, and any attempted assignment or delegation without such consent will be void. An assignment would change the duty imposed by this Agreement, would increase the burden or risk involved and would impair the chance of obtaining performance or payment.

17.           This Agreement cannot be modified in any way except in writing signed by all the parties to this Agreement.

18.           This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, USA.

19.           If any clause of this Agreement is held unconscionable by any court of competent jurisdiction, arbitration panel or other official finder of fact, the clause will be deleted from this Agreement and the balance of this Agreement will remain in full force and effect.

20.          This Agreement will inure to the benefit of and be binding upon the Seller and the Buyer and their respective successors and assigns.

greement Starkot Corp.

21.           This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

22.          Time is of the essence in this Agreement.

23.          This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF the parties have executed this Purchase Agreement on November 10, 2016

The “Seller”	The “Buyer”
/s/ Cai Feng	/s/ Ravi Kiran Inturi
Henan Gelgoog Co., Ltd.	Starkot Corp.
RM202, No.298. Chishigang Village, Longdong, Longgang, Shenzhen, Guangdong, China (Mainland)	2-57 A, Hanuman, Irukupakem, Muppalla Mandal, Guntur, Andhra Pradesh 522403 India

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greement Starkot Corp.